Press release

Ness Technologies Acquires Czech IT Services Provider Logos

Prague, Czech Republic - July 31, 2008 - Ness Technologies, Inc. (NASDAQ: NSTC), a global provider of IT services and solutions, today announced that it has signed a share purchase agreement to acquire 100% of the shares of Logos a.s., a privately-held, Czech-based leading IT services and consulting company. For the fiscal year ended March 31, 2008, Logos generated revenues of €29.7 million and was profitable. Logos has approximately 570 employees.

Logos has been one of the fastest growing IT services and solutions providers in the Czech Republic. With a strong presence in the Czech financial and telecom sectors, Logos provides a variety of IT services including consulting, custom software development, testing and quality assurance, information systems analysis, outsourcing and staffing. Upon completion of the acquisition, Logos will be merged into Ness Czech.

“The acquisition of Logos strengthens our already significant leadership position in Central and Eastern Europe, one of our fastest growing and most profitable geographies,” said Sachi Gerlitz, president and CEO of Ness Technologies. “Coupled with our very strong organic growth in the region, this deal positions us for greater penetration of this strategic market.”

Logos complements the Ness service portfolio, with little overlap in services and customers. Ness Czech’s strong position in the utilities, manufacturing and public sectors will be complemented by Logos’ strong presence in the financial and telecom industries. On the technology side, the combined company will offer deep expertise and experienced teams in leading technologies, including Microsoft, SAP, Oracle, Documentum and IBM. By combining offerings, the merged Ness Czech will be able to provide its clients with an even broader range of services - within the Czech IT services market itself as well as across the Central and Eastern European IT services market. Logos’ clients will also benefit from Ness’ near-shore and offshore capabilities, including its software product development center in Košice, Slovakia.

“We are delighted to join Ness Technologies and to become the major leader in the Czech IT services market,” said Pavel Šťovíček, chairman of the board of directors of Logos. “Together, we will continue in an approach based on very deep understanding of customers’ needs. Our highly skilled team of consulting and IT professionals will join Ness Czech specialists, creating large multi-disciplinary teams that will provide best-of-breed services based on our combined experience in business and technology.”

“We are pleased by the planned merger,” said Mr. Vaclav Grepl, CIO of Komerční Banka, a member of Société Générale Group. “We work successfully with both Ness Czech and Logos today as major vendors for application development, and we believe that we will benefit from the acquisition in several ways: through a broader technology portfolio, increased flexibility, the ability to handle larger engagements and also in more strategic positioning within our organization.”

Logos’ customer list includes prominent companies and organizations such as: Komerční Banka (a member of Société Générale Group), GE Money, Raiffeiensen Bank, Česká Spořitelna (a member of Erste Bank), ČSOB (a member of the KBC Group), Telefónica 02, T-Mobile, DHL, Škoda Auto (part of the Volkswagen Group) and many others.

The acquisition, which is subject to customary closing conditions, is expected to close early in the fourth quarter of 2008. The acquisition is also subject to approval by the Czech Office for the Protection of Competition.

About Ness Technologies

Ness Technologies (NASDAQ: NSTC) is a global provider of end-to-end IT services and solutions designed to help clients improve competitiveness and efficiency. The Ness portfolio of solutions and services consists of software product development, including both offshore and near-shore outsourcing; system integration, application development and consulting; and software distribution. With over 7,800 employees, Ness maintains operations in 18 countries, and partners with numerous software and hardware vendors worldwide. For more information about Ness Technologies, visit www.ness.com.

NESS Czech s.r.o., the Czech subsidiary of Ness Technologies, was established in 1990 as a Czech private company named APP and was acquired by Ness Technologies in 2002. Since its inception, Ness Czech has been a pioneer in introducing new technologies and software products to the Czech market, and today it is one of the largest providers of IT services in the Czech Republic. Currently, Ness Czech employs more than 400 people.

About Logos

Logos is a leading Czech provider of consulting and technology services. Through its innovative approach, Logos creates new opportunities for its customers and provides complex solutions specifically for the financial and telecommunications sectors. The company was founded in 1994 and currently employs more than 500 IT professionals. Logos has been named to Deloitte Fast 50 list of the fastest growing IT companies for seven consecutive years, was awarded the Progressive Employer award for 2006 and 2007 and was ranked as the Best Employer for 2008. For more information about Logos, visit www.logos.cz.

Forward Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often are preceded by words such as “believes,” “expects,” “may,” “anticipates,” “plans,” “intends,” “assumes,” “will” or similar expressions. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. Ness’ actual results could differ materially from those anticipated in these forward looking statements as a result of various factors. Some of the factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the “Risk Factors” described in Ness’ Annual Report of Form 10-K filed with the Securities and Exchange Commission on March 17, 2008. Ness is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of such changes, new information, subsequent events or otherwise.

Ness Technologies media contact:
David Kanaan
USA: 1-888-244-4919
Intl: + 972-3-540-8188
Email: media.int@ness.com

Ness Technologies investor contact:
Drew Wright
USA: 1-201-488-3262
Email: investor@ness.com